Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 17, 2026, relating to the combined financial statements of Atrium Therapeutics, a business of Avidity Biosciences, Inc., appearing in Atrium Therapeutics, Inc.’s Registration Statement on Form 10 (File No. 001-43008).

/s/ Deloitte & Touche LLP

San Diego, California

February 26, 2026